Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------




The Board of Directors
WSFS Financial Corporation:


We consent to the incorporation by reference in the registration statement (No. 333-106561, No. 333-26099, No. 333-33713 and No. 333-40032) on Form S-8 of WSFS
Financial Corporation of our reports dated March 9, 2005, with respect to the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2004, and 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of WSFS Financial Corporation.

Our report on the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004 refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".



/s/ KPMG LLP




Philadelphia, Pennsylvania
March 9, 2005